Exhibit 99.1

Tanger Elects Directors and Officers

Greensboro, NC, May 15, 2015 -- The shareholders of Tanger Factory Outlet Centers, Inc. (NYSE: SKT) at its Annual Shareholders Meeting on May 15, 2015, elected the following directors to serve for the ensuing year:

William G. Benton	Non-Executive Chairman of the Board
Jeffrey B. Citrin	Independent Director
Donald G. Drapkin	Independent Director
Thomas J. Reddin	Independent Director
Thomas E. Robinson	Independent Director
Bridget M. Ryan-Berman	Independent Director
Allan L. Schuman	Independent Director
Steven B. Tanger	Director
During a meeting of the Board of Directors held on May 15, 2015 the following officers were elected to serve for the ensuing year:

Steven B. Tanger - President & Chief Executive Officer
Frank C. Marchisello, Jr. - Executive Vice President & Chief Financial Officer
Thomas E. McDonough - Executive Vice President & Chief Operating Officer
Chad D. Perry - Executive Vice President, General Counsel & Secretary
Carrie A. Geldner - Senior Vice President & Chief Marketing Officer
Manuel O. Jessup - Senior Vice President, Human Resources
Lisa J. Morrison - Senior Vice President, Leasing
Virginia R. Summerell - Senior Vice President of Finance, Treasurer & Assistant Secretary
James F. Williams - Senior Vice President & Chief Accounting Officer
Charles A. Worsham - Senior Vice President, Construction & Development
Laura M. Atwell - Vice President, Marketing
Brian A. Auger - Vice President, Corporate Counsel
Gary A. Block - Vice President, Leasing
Leigh M. Boyer - Vice President, Corporate Counsel
Elizabeth J. Coleman - Vice President, Operations
Joshua D. Cox - Vice President, Tax
Rick L. Farrar - Vice President, Information Technology
Thomas J. Guerrieri Jr. - Vice President, Controller
Cyndi M. Holt - Vice President, Finance & Investor Relations
Beth G. Lippincott - Vice President, Leasing
Quentin N. Pell - Vice President, Corporate Communications and Public Relations
Mary E. Shifflette - Vice President, Leasing
Mary Anne Williams - Vice President, Human Resources
About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc. (NYSE:SKT), is a publicly-traded REIT that operates and owns, or has an ownership interest in, a portfolio of 45 upscale outlet shopping centers in 24 states coast to coast and in Canada, totaling approximately 14.1 million square feet leased to over 2,900 stores operated by more than 450 different brand name companies. With more than 30 years of experience in the outlet industry and 3 additional centers currently under construction, Tanger Outlet Centers continue to attract more than 185 million shoppers annually.

Tanger is headquartered in Greensboro, North Carolina. For more information on Tanger Outlet Centers, call 1-800-4TANGER or visit the company's web site at www.tangeroutlet.com.

CONTACT:
Frank C. Marchisello, Jr.
Executive Vice President and CFO
(336) 834-6834